Greenfield Farms Food Announces $10 Million Stock Purchase Agreement With Ascendiant Capital Partners, LLC
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OAKBORO, NC -- (Marketwire) -- 08/10/11 -- Greenfield Farms Food, Inc. (OTCQB: GRAS) (OTCBB: GRAS) announced today that it has entered into a Stock Purchase Agreement for up to $10 million with Ascendiant Capital Partners, LLC of Irvine, CA.
The financing, provided by Ascendiant will allow Greenfield to continue with the execution of its strategic plans, including the funding of new facilities and the acquisition of more cattle to fill demand for the company's products. Under the terms of the agreement Ascendiant will purchase up to $10 million of the company's common stock over the next 24 months. "We are pleased to secure the support of Ascendiant Capital Partners," said Larry Moore, Greenfield's President and CEO. "Their investment provides the resources for Greenfield to accelerate the execution of our growth plans and meet the current and future demand for the company's products."
About Greenfield Farms Food, Inc.
Greenfield Farms Food, Inc. (GFF) is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. The Company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. The company is a recognized producer of grassfed beef by the USDA-Food Safety and Inspection Service and is approved to carry the designation "Grassfed Beef" on all product labeling. The company operates a cold storage and distribution facility in Oakboro, NC.
Forward Looking Statements
Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.
Contact:
For Investor Relations:
Larry Moore
704-485-2245

Source: Marketwire (August 10, 2011 - 4:12 PM EDT)